Exhibit 99.1

IPG PHOTONICS ANNOUNCES SECOND QUARTER 2022 FINANCIAL RESULTS
Strong Performance in Electric Vehicle and Medical Applications Drives Sales
Company Announces New $300 million Stock Repurchase Program After Completing $312 million of Repurchases in the First Half of 2022
OXFORD, Mass. – August 2, 2022 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2022.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data and percentages)	2022	2021	Change	2022	2021	Change
Revenue	$377.0	$371.7	1%	$747.0	$717.2	4%
Gross margin	45.7%	48.6%		46.1%	48.0%
Operating income	$71.7	$92.3	(22)%	$164.8	$181.1	(9)%
Operating margin	19.0%	24.8%		22.1%	25.2%
Net income attributable to IPG Photonics Corporation	$57.0	$69.8	(18)%	$126.5	$137.9	(8)%
Earnings per diluted share	$1.10	$1.29	(15)%	$2.41	$2.55	(5)%

Management Comments
"Strong sales in North America and Japan drove our revenue growth as we focus on opportunities that diversify our revenue across key geographies and applications, including e-mobility and medical," said Dr. Eugene Scherbakov, IPG Photonics' Chief Executive Officer. "IPG's innovative solutions are generating increased laser adoption in welding applications, primarily in electric vehicle manufacturing, but also in general automotive and industrial applications with continued adoption of the LightWELD in handheld applications. We reached a significant milestone as revenue from welding applications surpassed high power cutting revenue in a number of key geographies. We are also seeing higher demand across many emerging growth products that help diversify our exposure across different applications, such as medical, battery welding and foil cutting applications."
Financial Highlights
Second quarter revenue of $377 million increased 1% year over year. Exchange rates were a meaningful headwind to revenue, reducing it by approximately $18 million on a constant currency basis. Materials processing sales accounted for 91% of total revenue and decreased 1% year over year with higher sales in welding and cleaning applications offset by lower revenue in cutting and solar cell manufacturing applications. Sales into Other applications increased 29% year over year, driven by the strength in medical. Emerging growth products sales accounted for 40% of total revenue.
Revenue in high power continuous wave (CW) lasers declined 14% year over year due to lower demand in high power cutting applications in China, which was partially offset by strong growth in welding and cutting applications in North America and Japan. Sales of pulsed lasers grew significantly compared with the prior year primarily driven by foil cutting, partially offset by lower sales into solar cell manufacturing. By region, sales increased 33% in North America, 43% in Japan, and 2% in Europe, and decreased 14% in China on a year-over-year basis.
Earnings per diluted share (EPS) of $1.10 decreased by 15% year over year. Foreign exchange transaction losses reduced operating income by $18 million or 4.7 percentage points and also reduced EPS by $0.28. The effective tax rate in the quarter was 22%, benefiting from certain discrete items. During the second quarter, IPG generated $79 million in cash from operations. Capital expenditures were $35 million and stock repurchases were $233 million in the quarter.

Exhibit 99.1
Business Outlook and Financial Guidance
“Second quarter book-to-bill was slightly below one and bookings declined from the record level last quarter on more moderate demand in Europe as well as currency headwinds. While the operating environment is uncertain, we believe that fiber laser adoption will continue to drive demand across many applications and geographies and will benefit from global trends including increasing automation, e-mobility, renewable energy and energy efficiency as energy costs rise globally," concluded Dr. Scherbakov.
For the third quarter of 2022, IPG expects revenue of $350 to $380 million. The Company expects the third quarter tax rate to be approximately 25%. IPG anticipates delivering earnings per diluted share in the range of $1.00 to $1.30. We estimate that the third quarter guidance range is reduced by approximately $15 million due to foreign currency translation headwinds that are primarily related to the strength of the U.S. dollar as compared to the Euro and Chinese Yuan.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions with Russia, the COVID-19 pandemic, product demand, order cancellations and delays, competition, tariffs, currency fluctuations and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.96, Russian Ruble 51, Japanese Yen 136 and Chinese Yuan 6.71, respectively.
Authorization of New Stock Buyback Program
After completing previously authorized share repurchase programs during the quarter, the Board of Directors has authorized a new program to purchase up to $300 million of IPG common stock. In the first half of 2022, the Company repurchased $312 million of its common stock. Share repurchases may be made periodically in open-market or other transactions, and are subject to market conditions, legal requirements and other factors. The share repurchase program authorization does not obligate the Company to repurchase any dollar amount or number of its shares, and repurchases may be commenced or suspended from time to time without prior notice.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Second Quarter 2022 Financial Data Workbook and Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, August 2, 2022 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to fiber laser adoption will continue to drive demand across many applications and geographies and global trends increasing automation, e-mobility, renewable energy and energy efficiency as energy costs rise globally, as well as revenue, tax rate and earnings guidance, and the impact of U.S. Dollar on our guidance for third quarter of 2022. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 22, 2022) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands, except per share data)
Net sales	$377,023	$371,658	$747,002	$717,243
Cost of sales	204,679	191,130	402,837	372,724
Gross profit	172,344	180,528	344,165	344,519
Operating expenses:
Sales and marketing	19,010	19,193	39,384	38,076
Research and development	30,608	35,191	64,058	68,530
General and administrative	33,411	31,066	64,075	61,158
Loss (gain) on foreign exchange	17,640	2,826	11,830	(4,339)
Total operating expenses	100,669	88,276	179,347	163,425
Operating income	71,675	92,252	164,818	181,094
Other income (expense), net:
Interest income (expense), net	1,177	(407)	1,107	(902)
Other income, net	618	28	382	281
Total other income (expense)	1,795	(379)	1,489	(621)
Income before provision of income taxes	73,470	91,873	166,307	180,473
Provision for income taxes	16,139	22,196	39,348	42,574
Net income	57,331	69,677	126,959	137,899
Less: net income (loss) attributable to non-controlling interests	363	(123)	419	(28)
Net income attributable to IPG Photonics Corporation	$56,968	$69,800	$126,540	$137,927
Net income attributable to IPG Photonics Corporation per share:
Basic	$1.10	$1.31	$2.42	$2.58
Diluted	$1.10	$1.29	$2.41	$2.55
Weighted average shares outstanding:
Basic	51,687	53,472	52,111	53,548
Diluted	51,795	53,999	52,311	54,145

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2022	2021
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$771,788	$709,105
Short-term investments	462,865	805,400
Accounts receivable, net	246,877	262,121
Inventories	556,747	460,747
Prepaid income taxes	52,912	36,990
Prepaid expenses and other current assets	79,662	73,320
Total current assets	2,170,851	2,347,683
Deferred income taxes, net	60,563	47,761
Goodwill	39,285	38,609
Intangible assets, net	46,866	52,678
Property, plant and equipment, net	680,321	635,302
Other assets	50,883	48,507
Total assets	$3,048,769	$3,170,540
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$32,225	$18,126
Accounts payable	57,276	55,839
Accrued expenses and other current liabilities	210,813	230,826
Income taxes payable	15,588	8,642
Total current liabilities	315,902	313,433
Other long-term liabilities and deferred income taxes	92,516	93,855
Long-term debt, net of current portion	—	16,031
Total liabilities	408,418	423,319
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 55,967,254 and 50,206,255 shares issued and outstanding, respectively, at June 30, 2022; 55,788,246 and 53,010,265 shares issued and outstanding, respectively, at December 31, 2021.	6	6
Treasury stock, at cost, 5,760,999 and 2,777,981 shares held at June 30, 2022 and December 31, 2021, respectively.	(750,109)	(438,503)
Additional paid-in capital	930,950	908,423
Retained earnings	2,593,147	2,466,607
Accumulated other comprehensive loss	(134,778)	(189,951)
Total IPG Photonics Corporation equity	2,639,216	2,746,582
Non-controlling interests	1,135	639
Total equity	2,640,351	2,747,221
Total liabilities and equity	$3,048,769	$3,170,540

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2022	2021
	(In thousands)
Cash flows from operating activities:
Net income	$126,959	$137,899
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,104	47,976
Provisions for inventory, warranty & bad debt	38,644	32,654
Other	25,579	18,665
Changes in assets and liabilities that used cash, net of acquisitions:
Accounts receivable and accounts payable	4,691	37,404
Inventories	(99,233)	(61,220)
Other	(48,583)	(10,188)
Net cash provided by operating activities	95,161	203,190
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(59,903)	(54,344)
Proceeds from sales of property, plant and equipment	645	258
Purchases of short-term investments	(583,828)	(1,014,033)
Proceeds from short-term investments	925,657	785,023
Acquisitions of businesses, net of cash acquired	(2,000)	—
Other	(350)	(547)
Net cash provided by (used in) investing activities	280,221	(283,643)
Cash flows from financing activities:
Principal payments on long-term borrowings	(1,932)	(1,896)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	2,088	10,567
Purchase of treasury stock, at cost	(311,606)	(41,731)
Payment of purchase price holdback from business combination	—	(2,624)
Net cash used in financing activities	(311,450)	(35,684)
Effect of changes in exchange rates on cash and cash equivalents and restricted cash	(1,249)	(8,217)
Net increase (decrease) in cash, cash equivalents and restricted cash	62,683	(124,354)
Cash, cash equivalents and restricted cash — Beginning of period	709,105	878,553
Cash and cash equivalents — End of period	771,788	754,199
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,600	$1,388
Cash paid for income taxes	$61,715	$41,809

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Amortization of intangible assets:
Cost of sales	$1,055	$1,200	$2,228	$2,441
Sales and marketing	1,854	1,879	3,702	3,895
Total amortization of intangible assets	$2,909	$3,079	$5,930	$6,336

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Cost of sales	$3,215	$2,843	$6,273	$5,469
Sales and marketing	1,309	1,247	2,518	2,407
Research and development	2,374	2,472	4,903	4,590
General and administrative	3,568	3,349	6,730	6,298
Total stock-based compensation	10,466	9,911	20,424	18,764
Tax effect of stock-based compensation	(2,251)	(2,114)	(4,385)	(3,992)
Net stock-based compensation	$8,215	$7,797	$16,039	$14,772

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Tax (detriment) benefit on stock-based compensation	$(427)	$501	$(2,140)	$6,097